Exhibit 3.2       Articles of Incorporation

ARTICLES OF INCORPORATION

OF

QELE RESOURCES INC.

FIRST: The name of the corporation is Qele Resources Inc.

SECOND: The registered office of the corporation in the State of Nevada is located at 2470 Saint Rose Pkwy Suite 304, Henderson, NV 89074. The corporation may maintain an office, or offices, in such other places within or without the State of Nevada as may be from time to time designated by the Board of Directors or the By-Laws of corporation. The corporation may conduct all corporation business of every kind and nature outside the State of Nevada as well as within the State of Nevada.

THIRD: The objects for which the corporation is formed are to engage in any lawful activity.

FOURTH: The total number of common stock authorized that may be issued by the Corporation is five hundred million (500,000,000) shares of common stock with a par value of one tenth of a cent ($0.001) per share and no other class of stock shall be authorized. The corporation may from time issue said shares for such consideration as the Board of Directors may fix.

FIFTH: The governing board of the corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of the corporation, providing that the number of directors shall not be reduced to fewer than one (1). The first Board of Directors shall be one (1) in number and the name and post officer address of this Director is:

Name:       Deborah Appana
Address:         Lot 25, Mananikorovatu Road
                 8 Miles Makoi
         Nausori, Fiji

SIXTH: The capital stock of the corporation, after the amount of subscription price or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

SEVENTH: The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

Name:      Patrick Mokros
Address:         2470 Saint Rose Pkwy, Suite 304
                 Henderson, NV 89074

EIGHT: The Resident Agent for this corporation shall be Empire Stock Transfer Inc. The address of the Resident Agent and the registered or statutory address of this corporation in the State of Nevada shall be: 2470 Saint Rose Pkwy, Suite 304, Henderson, NV 89074

NINTH: The corporation is to have perpetual existence.

TENTH: The Board of Directors shall adopt the initial By-laws of the corporation. The Board of Directors shall also have the power to alter, amend or repeal the By-laws, or to adopt the new By-laws, except as otherwise may be specifically provided in the By-laws.

ELEVENTH: The Board of Directors shall have the authority to open bank accounts and adopt banking resolutions on behalf of the corporation.

TWELVETH: No Director or Officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a Director or Officer involving any act or omission of any such Director or Officer; provided, however, that the foregoing provisions shall not eliminate or limit the liability of a Director or Officer (i) for acts of omission which involve intentional misconduct, fraud or a knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the Stockholders of the corporation shall be prospective only, and shall not adversely affect any limitations on the personal liability of a Director or Officer of the corporation for acts or omissions prior to such repeal or modification.

THIRTEENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and the rights conferred upon stockholders herein are granted subject to this reservation.

I, the undersigned, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to General Corporate Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this March 15, 2007.

  PATRICK MOKROS
    Patrick Mokros
Incorporator